An Important Message For All Aurora Shareholders 45% Premium. Greater Opportunity Ahead. Curaleaf is offering to acquire Aurora and combine the two businesses, giving Aurora shareholders a compelling premium and continued ownership in the future of global cannabis. September 15, 2026 Learn More. Tender Your Shares.

Dear Aurora Shareholders, You have an important choice to make about the future of your investment. Accept a 45% premium1 and become an owner of the world's leading cannabis company with strong growth prospects. Or remain invested in a standalone business stuck in a multi-year turnaround plan whose own management has guided revenue and adjusted EBITDA2 lower next year. Our Offer to buy Aurora and combine the two businesses delivers immediate value while allowing shareholders to participate in the future upside of the largest, most diversified global cannabis platform. Together, Curaleaf and Aurora would create the global cannabis leader with operations across 17 countries, more than US$1.5 billion of last- twelve-month revenue3, nearly US$350 million of adjusted EBITDA4 and at least US$40 million of expected annual cost synergies. Aurora shareholders would retain exposure to the future of Aurora’s international business while also gaining exposure to Curaleaf’s leading U.S. platform and the potential benefits of continued regulatory reform. We remain prepared to engage constructively. But Aurora has refused. And so, we are putting the decision where it belongs: in your hands. We encourage you to consider the facts, review the Offer materials and tender your Aurora shares. Sincerely, Boris Jordan Chairman and Chief Executive Officer Curaleaf Holdings, Inc. (1) Over the 30-day volume weighted average price (“VWAP”) of the Common Shares on August 10, 2026. (2) Adjusted EBITDA is a non-GAAP measure. See “Disclosure of Financial Measures” in Curaleaf’s “Offer to Purchase and Circular,” August 18, 2026. (3) 12-month revenue for the period ended June 30, 2026. (4) 12-month adjusted EBITDA for the period ended June 30, 2026. (5) As of the unaffected date of August 10, 2026. Why Consider Curaleaf’s Offer? • 45% More Aurora shares traded at US$2.76 before Curaleaf’s offer. We are offering 0.3463 Curaleaf shares and US$0.75 cash per Aurora share which implies an offer price of US$4.00.5 • Cash + Continued Ownership + Upside For every 100 Aurora shares, you’ll receive US$75 in cash plus approximately 35 Curaleaf shares (worth ~US$400 total). • A Stronger Combined Platform Become an owner of the largest global cannabis company with broader growth opportunities.

US$1.5B+ LTM revenue US$350M Nearly LTM adjusted EBITDA Approximately combined market capitalization US$3B 730K sq. ft Non-U.S. cultivation & manufacturing footprint At least of expected annual cost synergies US$40M Meet The Leading Global Cannabis Platform. Combined Curaleaf and Aurora Footprint 23 Cultivation Facilities 21 Manufacturing Facilities 174 Dispensaries* * As of June 30, 2026 (end of Q2 2026). Curaleaf Footprint Aurora Curaleaf International Facilities

Look At The Record. Then Decide.

Aurora Management Has Not Delivered

- Net revenue declined 14% over last four quarters
- Adjusted EBITDA declined 78% over last four quarters
- Operating cash flow negative in two of the last four quarters
- Never-ending multi-year turnaround
- Aurora's own auditors question management's inventory controls in place

Under Miguel Martin as CEO, Aurora's share price has declined 97%.

Relative Share Price Performance

(January 1, 2026 to June 30, 2026)



Two Companies with Two Very Different Results
50%
(34%)
Curaleaf
Aurora

Over the first six months of 2026, Curaleaf shares increased approximately 50%, while Aurora shares declined approximately 34%.

Under Curaleaf Management

- ✓ Increased Curaleaf share price approximately 50%
- ✓ Built the industry's most expansive international cannabis platform
- ✓ A global cultivation footprint ~3x that of Aurora and global production capacity ~6x that of Aurora

Aurora’s Business Is Going Backwards. Aurora Is Getting Smaller. Net revenue down 14%. Adjusted EBITDA down 78%. Aurora’s management says next year will be worse. Aurora’s never-ending turnaround has not delivered. Management does not have a forward vision. Shareholders Deserve More. Aurora Revenue and EBITDA (Four Quarters Ended June 30, 2026) Net Revenue Adj. EBITDA (IFRS) (in $ millions) (in $ millions) 79 83 85 18 68 15 9 Q2 2026 Q3 2026 Q4 2026 Q1 2027 3 Q2 2026 Q3 2026 Q4 2026 Q1 23027 (14%) (78%) Aurora’s net revenue and adjusted EBITDA have declined 14% and 78% respectively, from Q2 2026 to Q1 2027, while operating cash flow went negative.

Aurora's Balance Sheet Is Funded By Shareholders.

If Aurora is worth more than Curaleaf's offer, why has management been selling shares for less?[6]



$3.57
$3.09
$3.08
$4.00
Average price Aurora sold shares during FY26
Price Aurora sold shares in quarter ended June 30, 2026
Price Aurora sold shares in July/August 2026
Curaleaf offer

Operating Cash Flow (LTM)



Curaleaf Generates Positive Cash
US$145M
-US$18M(7,8)
Aurora Cash Burn Continues

Despite having cash on the balance sheet, Aurora management has raised US$398M through dilutive equity issuances.

Unlike debt, you can't pay back dilution.

(6) Sales as disclosed by Aurora under its At-the-Market (ATM) program. (7) Aurora Cash Flow from Operations adjusted to deduct net principal payments of lease liabilities for comparability. (8) Note: CAD:USD FX rate of 0.7200.

How to Accept Curaleaf’s Offer. grow.curaleaf.com Need help? Contact Carson Proxy Advisors by North American toll-free phone at 1-800-530-5189, local and text at 416-751-2066, or by email at info@carsonproxy.com. It costs nothing to ask. Where to Find Additional Information Full details of Curaleaf’s offer to purchase all of the issued and outstanding common shares of Aurora (the “Offer”) are contained in the formal offer and take-over bid circular (the “Offer to Purchase and Circular”) and related materials (collectively, the “Offer Documents”), which have been filed with the applicable Canadian securities regulatory authorities and the U.S. Securities and Exchange Commission. Aurora shareholders are urged to read the Offer Documents carefully and in their entirety. The Offer Documents are also available on Curaleaf’s website and on its profile page on SEDAR+ (sedarplus.ca) and EDGAR (sec.gov), and Aurora shareholders are also encouraged to visit https://grow.curaleaf.com/ for additional information regarding the Offer, including the strategic rationale for the Offer, expected benefits of the combination of the two companies, FAQs, and other relevant materials. Cautionary Statement Regarding Forward-Looking Statements This communication contains certain “forward-looking statements” within the meaning of such statements under applicable securities laws. Forward-looking statements are frequently characterized by words such as “plan”, “continue”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate”, “may”, “will”, “potential”, “proposed” and other similar words, or statements that certain events or conditions “may” or “will” occur. These statements are only predictions. Forward looking statements in this communication include statements regarding the terms of the Offer, the expected benefits of the Offer to the combined company synergies and efficiencies that may be achieved upon a combination of the businesses of Aurora and Curaleaf; and expectations with respect to business and geographical diversification of the combined entity. Various assumptions were used in drawing the conclusions or making the projections contained in the forward-looking statements throughout this communication, including assumptions based upon Aurora’s publicly disclosed information, and that there will be no change in the business, prospects or capitalization of Aurora or Curaleaf. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward- looking statements. The Company is under no obligation, and expressly disclaims any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable law. A more complete discussion of the risks and uncertainties facing the Company appears in the Company’s Annual Information Form and continuous disclosure filings, which are available at www.sedarplus.ca. Cautionary Statement Respecting Aurora Information The information concerning Aurora contained in this communication has been taken from, or is based upon, publicly available information filed by Aurora with securities regulatory authorities in Canada prior to the date of this communication, including its financial statements and its directors’ circular dated September 1, 2026, and other public sources. Aurora has not reviewed this communication and has not confirmed the accuracy and completeness of the Aurora information contained herein. Neither Curaleaf, nor any of its officers or directors, assumes any responsibility for the accuracy or completeness of such Aurora information. Curaleaf has no means of verifying the accuracy or completeness of any of the Aurora information contained in this communication. Disclosure of Financial Measures This communication makes reference to certain non-IFRS financial measures, including “adjusted EBITDA” of Aurora, which is not a recognized measure under IFRS, does not have a standardized meaning prescribed by IFRS and is therefore unlikely to be comparable to similar measures presented by other companies. Curaleaf considers Aurora’s adjusted EBITDA to be relevant to its assessment of Aurora because it provides insight into the underlying operating performance and cash-generating potential of Aurora’s core business by excluding certain non-cash, non-recurring and other items that may not be indicative of ongoing operating results. Adjusted EBITDA is commonly used by management, investors and financial advisors to evaluate the operating performance, profitability and enterprise value of cannabis businesses and facilitates comparison with other companies in the industry. In addition, this communication makes reference to certain non-U.S. GAAP financial measures, including “adjusted EBITDA” of Curaleaf. Adjusted EBITDA is also not a recognized measure under U.S. GAAP, does not have a standardized meaning prescribed by U.S. GAAP and is therefore unlikely to be comparable to similar measures presented by other companies. This measure is provided as additional information to complement U.S. GAAP measures by providing further understanding of operations from management’s perspective. Accordingly, non-U.S. GAAP measures should never be considered in isolation nor as a substitute for analysis of financial information reported under U.S. GAAP. For further information, see the sections titled “Disclosure of Financial Measures” and “Documents Incorporated by Reference” in the Offer to Purchase and Circular. Notice to U.S. Holders The enforcement by investors of civil liabilities under the federal securities laws may be affected adversely by the fact that the subject company is located in a foreign country, and that some or all of its officers and directors are residents of a foreign country. Investors should be aware that the bidder or its affiliates, directly or indirectly, may bid for or make purchases of the issuer’s securities subject to the offer or of the issuer’s related securities, or of the bidder’s securities to be distributed or of the bidder’s related securities, during the period of the tender offer, as permitted by applicable Canadian laws or provincial laws or regulations. Curaleaf has filed with the SEC a Registration Statement on Form F-80 under the U.S. Securities Act of 1933 and a Tender Offer Statement on Schedule 14D-1F under the U.S. Securities Exchange Act of 1934. Curaleaf may elect to replace the Registration Statement and Tender Offer Statement by filing with the SEC a Registration Statement on Form F-4 under the U.S. Securities Act of 1933 and a Tender Offer Statement on Schedule TO under the U.S. Securities Exchange Act of 1934. The Offer is being conducted in accordance with Section 14(e) of the Exchange Act and Regulation 14E. THE OFFER AND THE OFFEROR SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY U.S. STATE SECURITIES COMMISSION, NOR HAS ANY SUCH AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. The Offeror shares have not been registered or otherwise qualified for offer and sale in certain U.S. states where shareholders may reside. No offer is made in those states except to qualifying Exempt Institutional Investors as described in the Offer to Purchase and Circular. Contact your broker Call your broker or log in to your brokerage account. Tell them you want to accept Curaleaf’s offer Ask them to tender your Aurora shares to Curaleaf’s offer. Act before the deadline Your shares must be tendered before December 1, 2026.

The Right Assets.
The Wrong Hands.

curaleaf

The Curaleaf Offer

- 45% premium, 110% premium on ex-cash basis
- Cash plus Curaleaf equity
- Continued participation in Aurora's assets through combination with Curaleaf
- Exposure to multiple U.S. regulatory and industry growth catalysts
- At least US$40 million of expected annual synergies
- A larger, more diversified global company
- Greater scale and broader access to capital

Aurora's Standalone Path

- Management has guided fiscal 2027 revenue toward fiscal 2025 levels
- Adjusted EBITDA expected below fiscal 2026
- Negative free cash flow in the quarter ended June 30, 2026
- Non-stop equity dilution from constant stock selling making your shares less valuable

US$4.00 Offer price
per Aurora common share based on the unaffected date of August 10, 2026

45% premium
to the 30-day VWAP on August 10, 2026

110% premium
to the 30-day VWAP, excluding balance sheet cash & cash equivalents

Represents a 12.0x adjusted EBITDA multiple,
68% above
the 7.1x Canadian peer average*

* Based on CY2026E Adjusted EBITDA.

Aurora has valuable assets. But years of underperformance, dilution, and missed expectations have left shareholders with little to show for them.

Curaleaf is offering a 45% premium and greater opportunity ahead.
The choice is yours.